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                                                                     EXHIBIT 5.1


OPINION OF COOLEY GODWARD LLP

                      [LETTERHEAD OF COOLEY GODWARD LLP]


January 19, 2001

Terayon Communication Systems, Inc.
2952 Bunker Hill Lane
Santa Clara, CA 95054

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Terayon Communication Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the resale by the holders thereof of a total of $500,000,000 aggregate principal amount of the Company's 5% Convertible Subordinated Notes due August 2007 (the "Notes") and up to 5,951,673 shares of common stock (the "Selling Holder Shares") issuable upon conversion of the Notes. The Notes were issued pursuant to the Indenture, dated as of July 26, 2000 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as trustee.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended, the Indenture, the Notes and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We express no opinion herein concerning any laws other than the federal laws of the United States, the laws of the State of California and the Delaware General Corporation Law, as well as applicable provisions of the Constitution of the State of Delaware. We note that the Notes and the Indenture designate the laws of the State of New York as the laws governing such securities or agreements. Our opinion below as to the validity, binding effect and enforceability of the Notes is premised upon the result that would be obtained if a California court were to apply the internal laws of the State of California (notwithstanding the designation of the laws of the State of New York) to govern the interpretation and enforcement of such securities or agreements. Neither special rulings of any governmental authorities nor opinions of counsel in any jurisdiction have been obtained. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that: (1) with the respect to the offering of the Notes, the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (b) the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, surteyship, dissolution, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally; (c) limitations created by or arising under statute or case law on the enforceability of certain covenants and provisions of agreements where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing; (d) limitations on the right of a lender to impose added charges for late payments or defaults by the borrower, where it is determined that such charges bear no reasonable relation to the damage suffered by the lender as a result of such late payments or defaults or where the requirements of California Civil Code Section 2954.5 are not met; (e) the effect of California Civil Code Section 1717 on the recovery of attorneys' fees in contract actions; (f) the effect of California Civil Code Section 3433;
(g) limitations imposed by law and public policy on indemnification and exculpation; and (h) any other limitations which, in the event of any default by the Company in its obligations under the Notes, would act as a limitation on the rights of the creditor in accordance with California law, but which would not prevent the creditor from exercising legally adequate remedies for realization of the principal benefits intended to be provided by the Notes and (2) the Selling Holder Shares, when sold and issued upon conversion of the Notes, will be validly issued, fully paid and nonassessable, assuming the conversion or exchange of the Notes in accordance with the terms of the Indenture and that a sufficient number of the Selling Holder Shares are authorized or reserved and available for issuance and that the consideration for the issuance of such Selling Holder Shares is not less than the par value of the Selling Holder Shares.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:  /s/ Karyn S. Tucker
   ------------------------
     Karyn S. Tucker